Davis Miles McGuire Gardner

Davis Miles McGuire Gardner, PLLC
Attorneys *at* Law
40 E. Rio Salado Parkway, Suite 425
Tempe, AZ 85281
Telephone: (480) 733-6800
Facsimile: (480) 733-3748
www.davismiles.com

David W. Williams
Direct Dial: (480) 344-4047
dwilliams@davismiles.com

October 6, 2017

VIA EMAIL

P. Bruce Converse, Esq.
Steptoe & Johnson LLP
201 E. Washington Street Suite 1600
Phoenix, AZ 85004
BConverse@steptoe.com

Re: The Alkaline Water Company, Inc. Derivative Lawsuit
Maricopa County Superior Court Case No. CV 2017-005488
Our File No. 42073-001

Dear Mr. Converse:

Please allow this correspondence to serve as Mr. Nickolas' notice of his resignation from the Board of Directors of The Alkaline Water Company, Inc. ("the Company") effective immediately. While Mr. Nickolas has appreciated the ability to serve the Company, recent management decisions have made it clear to Mr. Nickolas that the Company and its management will continue to operate the Company's business as they see fit and ignore Mr. Nickolas' constructive feedback and input.

If you have any questions regarding this issue, please feel free to give me a call.

Very truly yours,

DAVIS MILES MCGUIRE GARDNER, PLLC

/s/ David W. Williams

David W. Williams

cc: Mr. Steven Nickolas